EXHIBIT 10.1

                           [ EARTH SCIENCE TECH, INC.]

May 28, 2015

Messrs. Shayan Haye and Muhammad Humza:

Gentlemen:

This letter is to confirm our mutual agreement with respect to (Shayan Haye and Muhammad Humza) creating a company called "The Medics USA, Inc.", domiciled as a New Jersey corporation, for the purpose of distributing CBD enriched hemp oil and all other related products.

This agreement, allows you to become a distributor on an exclusive basis subject to the below conditions, on all the products we manufacture and market in the State of New York, the State of New Jersey and the Sovereign State of Pakistan.

The Medics USA will purchase product from us as necessary to fill the needs of the customers developed in the territory you have been awarded. The branding on all products will be exclusively "EARTH SCIENCE TECH" (unless modified for any reason) and no labeling may be affixed without prior written approval. We will at all times recognize that although the customers developed are for our products, the client relationship belongs to you. Upon periodic notification of your new customers as well as your existing ones, the Company will not circumvent you in any way; and if any such customers attempt to deal directly with us, we will immediately refer them to you. Additionally, if you should sell to a customer outside your exclusive territory, that customer will remain yours and will be treated as though they were located inside your exclusive territory. This will exist for the life of the agreement. Although it is required as a general matter that all customers be registered with us, we are prohibited to sell to any customer in your territory, being on an individual basis, registered or not.

To maintain exclusivity a minimum sales criteria must be met follows:. A) During the first year of the distributorship, you must achieve total sales of at least $1,800,000.00 B) In each successive year, sales must increase by 10% which is equivalent to, $1,980,000.00 in the second year and C) $2,178,000.00 in the third year. The contract is for three years, renewable by mutual consent. Regarding the minimums, we will address them at 3-month intervals and monitor them accordingly. In the first year, meeting the minimum will require total quarterly sales of at least $450,000.00 - 25% of the yearly minimum for the first year. This will increase proportionately in the second and third years, consistent with the increased minimums applicable to those years. If total sales in any quarter fail to meet the portion of the yearly minimum applicable to that year, the shortfall must be made up in the following quarter for exclusivity to continue. Also, continuing to maintain exclusivity is that no single jurisdiction of the three which comprise the territory can have sales of less than $200,000.00 in any quarter. If that should occur, we may opt to withdraw exclusivity, only in that jurisdiction regardless of the level of sales in the other parts of the territory. Alternatively, in the event of a shortfall in either the entire territory or any jurisdiction within it, we may require corrective measures designed to stimulate sales on such terms as we may establish. In either event, if there is a continued failure to achieve required sales levels and/or comply with requirements in place, our agreement may be terminated by written notice.

Within the spirit of our relationship, we intend to advertise and promote our brand in the territory, country and internationally and wherever possible to provide you with leads and incentives.

The pricing for our products will be established by a separate price list which you will be asked to review, approve and initial. We reserve the right, to adjust the price from time to time as the market conditions dictate, but you will always retain a price lower than any other distributor.

Please note that Earth Science Tech will continue to advertise and promote on a worldwide basis and anticipates establishing its brand with considerable penetration. If we should acquire a client in the territory or consummate a broad-based deal there, you will receive, as the distributor of that territory as long as your exclusivity is intact, 10% of net sales achieved as long as sales continue regardless of the status of this agreement. For clarity, ten percent (10%) of the net profit being defined as gross sales less cost of goods sold - will be disbursed by us on a monthly basis for deals in this category. All goods that require shipping in your territory will be routed through you including deals closed by us where you have minimal involvement. It should also be clear that we will take care of our own labeling and shipping for deals that we bring to the table so that no additional expense will incur.

If you are asked to have additional involvement or work in connection with deals that we coordinate in your territory, you will be compensated, however, after prior arrangement and specific agreements are mutually acceptable.

Secure packing will be the responsibility of EST along with broad-based advertising and marketing.

After accepting purchase orders that can be delayed due to lack of product or for any other practical reason which prevents you from filling the order in a timely manner, such orders will be counted against your minimum requirements. If other adjustments are necessary to satisfy customers they can be negotiated in a spirit of cooperation between us.

This agreement stays in force and nothing in writing and or signed can modify it. EST represents we are not partners, joint venturers or mutual agents. We are independent companies each of which speak, acts and performs for itself. If a dispute arises and we can't resolve it between ourselves and formal procedures are necessary, jurisdiction will be in the courts of Florida for all purposes and Florida law will apply.

The terms of this agreement including pricing arrangements, supplies, formulations, practices, prospects, plans or potentials is confidential and will not under any circumstances to be divulged outside the orbit of our relationship.

All payments are expected to be by wire transfer and no credit transactions are anticipated. You will be fully insured for product liability as will we. A certificate of Insurance will be required naming EST as additionally insured.

We own and will continue to own the relevant patents and trademarks and maintain exclusive control over them. Any suspected Infringement must be immediately reported to us. Conversely, any claim that we may infringe on needs to be immediately reported. If its determined that either party has breached this agreement by a court of competent jurisdiction and prevails accordingly in litigation, that party may recover its attorney's fees as well as any damages.

If agreed -, please countersign below and return to me for execution. Please understand that while you may want to do business corporately, you are signing individually and will be responsible as individuals for performance.

Sincerely,
The undersigned hereby accept and agree to the above provisions in all respects:

Earth Science Tech, Inc.

/s/ Matthew Cohen
-------------------------------
Matthew Cohen, CEO




The Medics, Inc.

/s/ Shayan Haye
-------------------------------
Shayan Haye, Managing Member
and individually

/s/ Muhammad Humza
-------------------------------
Muhammad Humza, Managing Member
and individually